Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ubiquiti Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193793, 333-185958 and 333-177310) on Form S-8 of Ubiquiti Inc. (the Company) of our report dated August 21, 2020, with respect to the consolidated balance sheets of the Company as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of June 30, 2020, which report appears in the June 30, 2020 annual report on Form 10-K of Ubiquiti Inc.
/s/ KPMG LLP
New York, New York
August 21, 2020